Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bar Harbor Bankshares

We consent to the incorporation by reference in the registration Statement on Form S-8 (File No. 333-122941) of Bar Harbor Bankshares of our report dated September 24, 2004, relating to statement of net assets available for benefits of the Bar harbor Bankshares 401(k) Plan as of December 31, 2003, and the related statement of changes in net assets available for benefits for the year ended, which report appears in the December 31, 2003, annual report on Form 11-K of Bar Harbor Bankshares 401(k) Plan.

Albany, New York
February 22, 2005